Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)

Statement of Operations Data by Business Unit

Three Months Ended March 31, 2009

(Dollars in millions)	SDG&E	SoCalGas	Commodities	Generation	Pipelines & Storage	LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$ 732	$ 920	$ 13	$ 297	$ 132	$ 32	$ (18)	$2,108

Cost of Sales and Other Expenses	(480)	(738)	(12)	(227)	(95)	(43)	1	(1,594)

Depreciation & Amortization	(77)	(72)	-	(14)	(10)	(6)	(4)	(183)

Equity Earnings (Losses) Recorded Before Income Tax	-	-	153	-	10	-	(3)	160

Other Income (Expense), Net	17	1	-	-	(1)	-	(14)	3

Income (Loss) Before Interest & Tax (1)	192	111	154	56	36	(17)	(38)	494

Net Interest Expense (2)	(26)	(16)	(3)	(1)	(3)	(2)	(27)	(78)

Income Tax (Expense) Benefit	(60)	(36)	(37)	(12)	(12)	12	36	(109)

Equity Earnings Recorded Net of Income Tax	-	-	-	-	16	-	-	16

Earnings Attributable to Noncontrolling Interests	(7)	-	-	-	-	-	-	(7)

Earnings (Losses)	$ 99	$ 59	$ 114	$ 43	$ 37	$ (7)	$ (29)	$ 316

Three Months Ended March 31, 2008

(Dollars in millions)	SDG&E	SoCalGas	Commodities	Generation	Pipelines & Storage	LNG	Consolidating Adjustments, Parent & Other	Total

Revenues	$ 746	$ 1,556	$ 457	$ 446	$ 93	$ (10)	$ (18)	$3,270

Cost of Sales and Other Expenses	(540)	(1,375)	(351)	(357)	(88)	(12)	(1)	(2,724)

Depreciation & Amortization	(77)	(71)	(6)	(14)	(2)	-	(5)	(175)

Equity Earnings (Losses) Recorded Before Income Tax	-	-	-	2	8	-	(4)	6

Other Income, Net	3	-	-	1	-	15	-	19

Income (Loss) Before Interest & Tax (1)	132	110	100	78	11	(7)	(28)	396

Net Interest (Expense) Income (2)	(26)	(13)	(5)	(2)	1	(1)	(2)	(48)

Income Tax (Expense) Benefit	(32)	(40)	(39)	(31)	(4)	(1)	20	(127)

Equity Earnings Recorded Net of Income Tax	-	-	3	-	18	-	-	21

Earnings (Losses)	$ 74	$ 57	$ 59	$ 45	$ 26	$ (9)	$ (10)	$ 242

(1) Management believes "Income (Loss) before Interest & Tax" is a useful measurement of our business units' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

(2) Net Interest (Expense) Income includes Interest Income, Interest Expense and Preferred Dividends of Subsidiaries.